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                                   FORM 8-A


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 UNITRIN, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware                                       95-4255452
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(State of incorporation or organization)  (I.R.S. Employer Identification No.)


                 One East Wacker Drive, Chicago, Illinois 60601
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             (Address of Principal Executive Offices)    (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered
     -------------------           ------------------------------

Common Stock, $0.10 par value       New York Stock Exchange

Preferred Share Purchase Rights     New York Stock Exchange
pursuant to Rights Agreement

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:
     __________ (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
           -----------------------------------------------------------
                                (Title of class)
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Item 1.  Description of Registrant's Securities to be Registered.

     In connection with the filing of this Registration Statement on Form
8-A with the Securities and Exchange Commission, Unitrin, Inc. ("Unitrin" or "Registrant") has submitted to the New York Stock Exchange, Inc. ("NYSE") an application for the listing of 69,674,193 shares of its common stock, $0.10 par value per share ("Common Stock"), on the NYSE. At present, Unitrin does not have any securities listed on the NYSE. Unitrin's Common Stock currently is included on the National Market Tier of the Nasdaq Stock Market. While Unitrin believes that the Common Stock will meet all applicable NYSE listing requirements, Unitrin can give no assurance that its application to become listed on the NYSE will be approved.

     Unitrin was incorporated on February 14, 1990 as a wholly-owned subsidiary of Teledyne, Inc. ("Teledyne") under the laws of the State of Delaware. Unitrin was formed for the purpose of holding directly or indirectly all of Teledyne's stock in its insurance and consumer finance companies and for effectuating their spin-off to the shareholders of Teledyne. Subsequent to its incorporation, Unitrin issued 55,412,845 shares of its Common Stock to Teledyne in exchange for Teledyne's interests in such companies. In April 1990, all of Teledyne's shares of Unitrin Common Stock were distributed to Teledyne's shareholders, whereby Unitrin became an independent, publicly-held company. Prior to such distribution, a Registration Statement on Form 10 dated February 15, 1990 was filed with the Securities and Exchange Commission for registration of the Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The description of the Common Stock contained in such Form 10 is incorporated herein by reference and made a part hereof.

     Subject to any preferential rights of any outstanding series of preferred stock which could be designated by Unitrin's Board of Directors (no such preferred stock is outstanding currently), the holders of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and, in the event of any liquidation or dissolution, to share ratably in the assets of Unitrin available for distribution to shareholders. The Common Stock has no preemptive, redemption or conversion rights and all outstanding shares are fully paid and non-assessable. The holders of the Common Stock are entitled to one vote for each share held on all matters.

     On August 3, 1994, Unitrin's Board of Directors declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock pursuant to a Rights Agreement bearing that date (the "Rights Agreement"). A Registration Statement on Form 8-A dated August 3, 1994 was filed with the Securities and Exchange Commission for registration of
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the Rights under Section 12(g) of the Securities Exchange Act of 1934, as
amended, and the description of the Rights and the Rights Agreement contained in such Form 8-A is incorporated herein by reference and made a part hereof.

     Among other provisions of the Rights Agreement, if any person or group beneficially owns 15% or more of the Common Stock, or 10 days after commencement of, or announcement of an intention to make, a tender or exchange offer that would result in 15% or greater ownership by such person or group, in either case without the approval of Unitrin's board of directors (a "triggering event"), then each Unitrin shareholder (other than the non-approved acquirer or its affiliates or transferees) would be entitled to buy Common Stock having twice the market price of the exercise price of the Rights, which has been set at $62.50. Unless and until a triggering event occurs under the Rights Agreement, the Rights will not be evidenced by separate certificates and will trade in tandem with the Common Stock (i.e., transfer of a share of Common Stock will also involve the transfer of a tandem Right). Upon a triggering event, separate certificates evidencing the Rights would be mailed to each shareholder of record. The Rights are not exercisable until a triggering event and will expire on August 3, 2004 unless earlier redeemed by Unitrin.

     Effective October 30, 2000, Unitrin appointed First Union National Bank as successor rights agent under the Rights Agreement pursuant to a Letter Agreement dated October 12, 2000 between Unitrin and First Union National Bank, a copy of which is attached to this Registration Statement and incorporated herein by reference and made a part hereof.

Item 2.  Exhibits.

     1. Letter Agreement between Unitrin, Inc. and First Union National Bank dated October 12, 2000 pursuant to which First Union National Bank was appointed as successor rights agent under the Rights Agreement between Unitrin, Inc. and First Chicago Trust Company of New York dated as of August 3, 1994 (a copy of such Rights Agreement is incorporated herein by reference to Exhibit 1 to Unitrin's Registration Statement on Form 8-A dated August 3, 1994).

     2. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            UNITRIN, INC.


                                            By:  /s/ Scott Renwick
                                                 -----------------
                                                 Scott Renwick
                                                 Secretary

Date:  May 11, 2001